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                        NATIONSBANK CORPORATION

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               NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
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     A Special Meeting of Shareholders of NationsBank Corporation
("NationsBank") will be held at the International Trade Center, 200 North College Street, in the city of Charlotte, North Carolina, at 9:30 a.m. local time on December 19, 1997, to consider and act upon:

     1. The issuance of shares of Common Stock of NationsBank ("Common Stock") and a new series of NationsBank Cumulative Convertible Preferred Stock pursuant to the merger (the "Merger") of Barnett Banks, Inc. ("Barnett") with and into NB Holdings Corporation, a wholly owned subsidiary of NationsBank ("NB Holdings"), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 29, 1997, as amended between NationsBank, Barnett and NB Holdings.

     2. The amendment and restatement of the NationsBank Corporation Key Employee Stock Plan.

     3. The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only holders of record of Common Stock, ESOP Convertible Preferred Stock, Series C, and 7% Cumulative Redeemable Preferred Stock, Series B, at the close of business on October 31, 1997, are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Approval of the matters to be voted on at the Special Meeting requires the affirmative vote of a majority of the votes cast by holders of Common Stock, ESOP Convertible Preferred Stock, Series C, and 7% Cumulative Redeemable Preferred Stock, Series B, voting together as a single class.
                                     /s/ HUGH L. MCCOLL, JR.
                                         HUGH L. MCCOLL, JR.
                                         CHIEF EXECUTIVE OFFICER


November 18, 1997


        PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY,
         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

      THE BOARD OF DIRECTORS OF NATIONSBANK UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MATTERS TO BE VOTED
                      UPON AT THE SPECIAL MEETING.